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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Tektronix, Inc.

(Name of Registrant as Specified In Its Charter)

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August 16, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Tektronix, Inc., which will be held on Thursday, September 27, 2007 at 10:00 a.m. PDT, in Tektronix Building 50, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be acted upon at the meeting. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended May 26, 2007, which has been filed with the SEC.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote electronically via the Internet or telephone, or sign and date the enclosed proxy and return it in the envelope provided.

We look forward to greeting as many of our shareholders as possible.

Sincerely,

Richard H. Wills
Chairman, President and
Chief Executive Officer

Whether or not you plan to attend the meeting, please vote your shares by telephone, Internet or mail. If you receive more than one proxy card because you own shares that are registered differently, then please vote all of your shares shown on all of your proxy cards following the instructions listed on each of the individual proxy cards. Thank you.

TEKTRONIX, INC.
2007 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Notice of 2007 Annual Meeting
and
Proxy Statement

Notice of Annual Meeting of Shareholders
to be held on September 27, 2007

To the Shareholders of Tektronix, Inc.:

The annual meeting of the shareholders of Tektronix, Inc., an Oregon corporation, will be held on Thursday, September 27, 2007 at 10:00 a.m. PDT, at Tektronix Building 50, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077, for the following purposes:

1.	To elect nine directors;

2.	To ratify the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent auditors for fiscal year 2008; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors unanimously recommends that you vote for each of the nine director nominees named in the proxy statement and to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2008.

Only shareholders of record at the close of business on Monday, July 23, 2007 will be entitled to notice of, and to vote at, the annual meeting.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you are urged to vote your shares via the Internet or by telephone at any time. Please follow the instructions on the enclosed proxy card. To vote by mail, please mark, date and sign the proxy card and return it in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS

James F. Dalton
Senior Vice President, General Counsel
and Secretary

Beaverton, Oregon
August 16, 2007

TEKTRONIX, INC.

PROXY STATEMENT

The annual meeting of shareholders of Tektronix, Inc. (the “Company” or “Tektronix”) will be held Thursday, September 27, 2007 at 10:00 a.m. PDT, at Tektronix Building 50, located at 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077. The Board of Directors of Tektronix has directed that this background material be supplied to help you decide how to vote on the matters to come before the meeting. The enclosed proxy is being solicited by the Board of Directors of Tektronix. You are invited to use that proxy to vote by mail, electronically via the Internet, or by telephone. Whether or not you expect to attend the meeting, it is important that you vote.

To vote by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the enclosed proxy card. The proxy committee will vote your shares according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

We encourage you to vote as soon as possible. The shares represented by the enclosed proxy will be voted if the proxy is properly received by mail, Internet or telephone before the meeting begins. Solicitation of proxies on behalf of the Board of Directors may be made by mail, personal interviews, telephone or facsimile by Tektronix officers and employees. Tektronix has also retained Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders (primarily brokers, banks and other institutional shareholders) for a fee estimated at approximately $6,000 plus certain expenses. The costs of such solicitation will be paid by the Company.

Any person giving a proxy in the form accompanying this proxy statement, or by Internet or telephone, has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so.

Only shareholders of record on July 23, 2007 (the “record date”) will be entitled to vote at the annual meeting. The majority of the Common Shares outstanding on the record date must be present in person or by proxy to have a quorum. As of the close of business on July 23, 2007, the Company had 75,847,700 outstanding Common Shares, each of which is entitled to one vote in all matters to be presented at the annual meeting. This proxy statement and the accompanying proxy were sent to shareholders beginning August 16, 2007.

Participants in the Tektronix 401(k) Plan

Shares of Tektronix common stock held in the Tektronix 401(k) Plan (the “Plan”) are registered in the name of the trustee under the Plan (the “Trustee”). Participants in the Plan are not eligible to vote directly at the annual meeting. However, participants in the Plan are allocated interests in the shares held in the Plan (“Plan Shares”) and may instruct the Trustee how to vote the Plan Shares allocated to their accounts. Participants will receive a separate voting instruction form on which they may indicate their voting instructions. Participants have the power to revoke their voting instructions by properly submitting new voting instructions according to the directions on the voting instruction card at any time on or before 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) on Monday, September 24, 2007. Plan Shares not allocated to participants and Plan Shares for which no instructions are received will be voted by the Trustee in its discretion. Additionally, participants under the Plan are designated as “named fiduciaries” under the Employee Retirement Income Security Act of 1974, as amended, for the purpose of voting Plan Shares. By signing the voting instruction card, a participant will be directing the Trustee to vote the Plan Shares allocated to the participants account under the Plan in person or by proxy, as designated therein, at the annual meeting.

Proposal 1.  Election of Directors

The Board of Directors Recommends a Vote “FOR” the Election of
Each of the Nominees listed below.

The Board of Directors currently consists of nine members. All directors are elected each year at the annual meeting of shareholders. The term of a director shall expire at the next annual meeting of shareholders after his or her election. Despite the expiration of a director’s term, the director shall continue to serve until the director’s resignation, the director’s successor is elected and qualified, or the number of directors is decreased.

Action will be taken at the 2007 annual meeting to elect nine directors to serve until the 2008 annual meeting of shareholders. The nominees are listed below, together with certain information about each of them. The nominees for election at the 2007 annual meeting are Pauline Lo Alker, A. Gary Ames, Gerry B. Cameron, David N. Campbell, Frank C. Gill, Kaj Juul-Pedersen, Robin L. Washington, Richard H. Wills, and Cyril J. Yansouni.

Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the annual meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

To maintain our high standards of corporate governance, in June 2006 the Board of Directors adopted a policy regarding director elections. Under the policy, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Director Nominees

Pauline Lo Alker, 64, is Chairman, President and Chief Executive Officer of “a la Mobile, Inc.,” a Linux systems platform and open-source technology provider for mobile phones. Prior to joining a la Mobile, she was Chairman of the Board, Chief Executive Officer and President of Amplify.net, Inc., which specialized in broadband service quality and management solutions, a position she held from June 1998 to May 2004, when she retired. From January 1991 until June 1998, she was President and Chief Executive Officer of Network Peripherals Inc. (high performance networking solutions). Mrs. Alker has served as a director of Tektronix since January 1996.

A. Gary Ames, 62, was President and Chief Executive Officer of MediaOne International, formerly US WEST International (communications), from July 1995 to June 2000, when he retired. Mr. Ames was President and Chief Executive Officer of US WEST Communications from January 1990 to July 1995. From April 1987 to January 1990, Mr. Ames was President and Chief Executive Officer of Mountain Bell. Mr. Ames has served as a director of Tektronix since 1994. He is also a director of SuperValu Inc., a retail grocer and provider of distribution and logistics support services to grocery retailers across the United States; iPass Inc., a provider of Enterprise connectivity services; and F-5 Networks, Inc., an application traffic management company.

Gerry B. Cameron, 69, was Chairman of The Regence Group (healthcare plans) from January 2004 to June 2005, when he retired. He was also Chairman of U.S. Bancorp from 1994 to December 1998. He was Chief Executive Officer of U.S. Bancorp from January 1994 until its merger with First Bank System on August 1, 1997. Mr. Cameron’s banking career began in 1956 with U.S. National Bank of Oregon. He managed the Commercial Banking Group and the Northwest Group before being appointed Chairman and Chief Executive Officer of Old National Bank in Spokane, Washington in 1987. In 1988, Mr. Cameron was named President and Chief Operating Officer of U.S. Bank of Washington, which was formed when U.S. Bancorp acquired Old National Bank and Peoples Bank. Mr. Cameron has served as a director of Tektronix since 1997.

David N. Campbell, 65, has been a Managing Director of Innovation Advisors, a strategic advisory firm focused on M&A transactions in the IT software and services industry, since November 2001. He served as President and Chief Executive Officer of Xpedior, a provider of information technology solutions, from September 1999 to November 2000. Prior to that he served as President of the GTE Technology Organization and from July 1995 to September 1999 he served as President of BBN Technologies, a business unit of GTE Corporation. From March 1983 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. Mr. Campbell has served as a director of Tektronix since 1998. Mr. Campbell is also a director of Gibraltar Industries Corporation, a provider of steel distribution and diversified manufacturing services, and serves as Executive Director of Hands On Worldwide, a not-for-profit volunteer-based disaster response organization.

Frank C. Gill, 63, is a retired Intel Corporation executive. At the time of his retirement from Intel, he was Executive Vice President and had held a variety of positions in sales, marketing, product development and manufacturing operations during his 23-year career. Mr. Gill has served as a director of Tektronix since March 1999.

Kaj Juul-Pedersen, 61, has been active through his own company, Sitella, since 2001, as an investor and Chairman of the Board of several companies in the telecom and technology industries. From 1998 to 2005, he was Chairman of the Board of Research Centre COM, a communications, optics, and materials company, at the Technical University of Denmark. He was Chairman of the Board of NetTest from 2002 to 2005, a telecommunications test equipment and management systems company. From 1997 to 1999, Mr. Juul-Pedersen was President of Telia Holding A/S and Vice President of Telia AB from 1999 to 2001. Telia is a telecommunications company in Denmark. From 1995 to 1997 he was President of ECTEL, the Association of European Telecommunications and Professional Electronics Industry, a telecommunications company in Denmark and a member of the board of Dansk Industri and Telekommunikationsindustriena. From 1972 to 1997 Mr. Juul-Pedersen was with L.M. Ericsson A/S, a worldwide provider of telecommunications systems and equipment. He became Vice President of Ericsson Telecom in Stockholm in 1995, was appointed President of Ericsson in Denmark in 1990 and President of Ericsson in Poland in 1997. Mr. Juul-Pedersen was elected to the Tektronix Board of Directors in January 2007.

Robin L. Washington, 44, is the former Chief Financial Officer of Hyperion Solutions, an enterprise software company providing business performance management solutions for global enterprises (which was acquired by Oracle Corporation). Ms. Washington served in that position from January 2006 until June 2007. Previously, she served as Senior Vice President and Corporate Controller of PeopleSoft, a provider of enterprise application software, from November 1999 until January 2005. Ms. Washington joined PeopleSoft in 1996 and held many other senior finance positions including Vice President, Corporate Treasurer, and Director, International Finance. Prior to joining PeopleSoft, Ms. Washington spent nine years at Tandem Computers, Inc. in a variety of financial management positions. Previous posts include positions at the Federal Reserve Bank and Deloitte & Touche. Ms. Washington joined the Tektronix Board of Directors in May 2005.

Richard H. (Rick) Wills, 52, is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Wills joined Tektronix in 1979. From 1991 through 1993, he was Oscilloscope Product Line Director. He held the position of Worldwide Director of Marketing for the Measurement Business Division in 1993 and 1994 and was Vice President and General Manager of the Measurement Division’s Design Service and

Test Business Unit from 1995 to 1997. Mr. Wills was President of the Tektronix Americas Operations during the last half of 1997. In December 1997, he was elected President, European Operations, and in 1999 he was elected President of the Company’s Measurement Business. Mr. Wills was elected a director of Tektronix on January 20, 2000, when he was elected President and Chief Executive Officer of the Company. He was elected Chairman of the Board on September 20, 2001.

Cyril J. Yansouni, 65, was a director of PeopleSoft from 1992 to 2004, and Chairman of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for data storage drives, from March 1991 to June 2003, and Chief Executive Officer from March 1991 to June 2000. From 1988 to 1991, Mr. Yansouni was employed by Unisys Corporation, a manufacturer of computer systems, where he served in various senior management capacities, most recently as an Executive Vice President. From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986, he was employed by Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni has served as a director of Tektronix since August 2003. He is also a director of Solectron Corp., an electronics and manufacturing services company.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors Meetings, Committees and Director Compensation

Meetings

The Board of Directors met twelve times during the last fiscal year. Each director attended at least 85% of the aggregate number of the meetings of the Board and committees on which he or she served.

Committees

The Company currently has standing Audit, Nominating and Corporate Governance, and Organization and Compensation Committees of the Board of Directors. Each committee operates pursuant to a written charter, and the charters are reviewed annually. The charters may be viewed online at www.tektronix.com, and each of these charters is available in print to any shareholder who requests it in writing from the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the committees are identified in the following table.

Nominating and
		Corporate	Organization &
Name	Audit	Governance	Compensation

Pauline Lo Alker		X	X
A. Gary Ames	X	Chair
Gerry B. Cameron	X		Chair
David N. Campbell	X		X
Frank C. Gill		X	X
Kaj Juul-Pedersen		X	X
Robin L. Washington	Chair	X
Richard H. Wills (no committee assignments)
Cyril J. Yansouni (Lead Director)	X	X

All committees currently consist entirely of independent directors in accordance with the rules of the New York Stock Exchange and under criteria established by the Board of Directors (See “Corporate Governance Guidelines and Policies” below).

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the independent auditors. During fiscal year 2007, the Audit Committee held eleven meetings. The responsibilities and activities of the Audit Committee are described in more detail in the “Report of the Audit Committee” at page 31.

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding (1) Board and committee membership; (2) corporate governance matters, including adoption of, and changes to, the Corporate Governance Guidelines discussed below; and (3) director compensation. The committee also leads the Board in its annual review of the Board’s and each committee’s performance. The Nominating and Corporate Governance Committee held three meetings during the last fiscal year. Any shareholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating and Corporate Governance Committee’s consideration may do so pursuant to the procedure described in the “Corporate Governance Guidelines and Policies” section below.

The Organization and Compensation Committee, which is described in the Executive Compensation, Compensation Discussion and Analysis, held five meetings during the last fiscal year.

Corporate Governance Guidelines and Policies

The Board of Directors has adopted Corporate Governance Guidelines, which are reviewed periodically by the Nominating and Corporate Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Guidelines are available online at www.tektronix.com, and are available in print to any shareholder who requests them in writing from the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001. Among other matters, the Corporate Governance Guidelines and Company practices and policies include the following:

•	A majority of the members of the Board of Directors shall be independent directors, as defined in the applicable rules of the New York Stock Exchange and as determined by the Board under criteria adopted by the Board. Currently, eight of the nine directors are independent, as defined by these rules. Generally, independence means that the director must be independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Directors who are employees of the Company or one of its subsidiaries are not independent.

In addition to New York Stock Exchange rules, the Board has adopted the following criteria to determine the independence of directors:

No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. The Board will observe all additional criteria for independence established by the New York Stock Exchange or other governing laws and regulations.

The following are not considered material relationships:

1. Charitable Organizations.  The director or any member of his or her immediate family serves as an executive officer, trustee or director of a charitable or educational organization which receives contributions from the Company in a single fiscal year of less than $100,000 or one percent of that organization’s consolidated gross revenues, whichever is more; or

2. Commercial Relationships.

(i) The director is an executive officer or employee, or an immediate family member of a director of the Company is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the other company, or

(ii) The director or an immediate family member of a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer.

Annually, the Board will review all commercial and charitable relationships of directors to determine whether directors meet the categorical independence tests described above. The Board may determine that a director who has a relationship that exceeds the limits described in paragraph 2(i) (to the extent that any such relationship would not constitute a bar to independence under the New York Stock Exchange listing standards) or paragraph 2(ii) is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth above.

The Board has determined that all directors except Mr. Wills (the Chief Executive Officer) are independent directors under the NYSE rules and these criteria.

•	The Board of Directors has adopted a process for identifying and evaluating nominees for director, including suggested director candidates from shareholders, as follows:

1. Board members identify the need to add a new Board member based on specific criteria or to fill a vacancy.

2. The Nominating and Corporate Governance Committee initiates a search, working with staff support and seeking input from Board members and others as necessary, and hiring a search firm, if desired.

3. The Nominating and Corporate Governance Committee considers director candidate suggestions from many sources, including shareholders. Shareholder nominations should be submitted to: Tektronix, Inc., Chairman of the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a shareholder.

4. Candidates who satisfy the criteria and otherwise qualify for membership on the Board will be submitted to the Nominating and Corporate Governance Committee for its consideration. The committee will then determine which candidates should be contacted, and will determine the best means for initiating the contacts. If necessary, the committee may initiate contacts through a search firm. Such further contacts and interviews with prospective candidates shall be as determined by the committee.

5. The Nominating and Corporate Governance Committee shall advise the Board of its progress, through committee reports and through informal communications, as necessary.

6. The Nominating and Corporate Governance Committee determines in its discretion whether to recommend a candidate to the Board for consideration as a director nominee.

•	The Board has established criteria for nomination to the Board of Directors. The Board seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its shareholders. General criteria include:

1. Directors should be of the highest ethical character.

2. Directors should have reputations, both personal and professional, that enhance the image and reputation of the Company.

3. Directors should be highly accomplished in their respective fields, with superior credentials and established recognition.

4. When selecting directors, the Board should generally seek active and former executive officers of public companies and leaders of organizations, including scientific, government, educational and other non-profit institutions.

5. Directors should have relevant expertise and experience, and be able to offer advice and guidance to the executive officers.

6. Directors should demonstrate sound business judgment.

7. Directors should work together and with management collaboratively and constructively.

•	The Board has adopted a policy with respect to the election of directors and withheld votes. See “Election of Directors” at page 3.

•	Directors should not be board members of more than six public companies, and members of the Audit Committee should not serve on more than three public company audit committees.

•	A Lead Director will be appointed annually by the Board. The Lead Director shall be independent, and shall preside over executive sessions of the Board, acting as the liaison between the independent directors and the Chairman/CEO. The Lead Director may also serve as the contact person to facilitate communications by the Company’s employees and shareholders directly with the non-management members of the Board. The Lead Director may also periodically help schedule or conduct separate meetings of the independent directors. The currently appointed Lead Director is Cyril J. Yansouni.

•	Directors must resign from the Board at the Board meeting preceding the annual shareholders meeting immediately following their 70th birthday. In 2001 the Board approved 12-year tenure limits for directors, excluding the Chief Executive Officer. For directors, the 12-year tenure limits commenced on May 17, 2001 and service prior to that date is not included.

•	The non-management directors meet on a regularly scheduled basis in executive session without the Chief Executive Officer and other management. The Lead Director presides at these meetings.

•	Members of Board committees are appointed by the Board, upon recommendation by the Nominating and Corporate Governance Committee.

•	The Audit Committee, Nominating and Corporate Governance Committee, and Organization and Compensation Committee consist entirely of independent directors.

•	The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting with or obtaining the approval of any officer of the Company.

•	The Board and each committee annually assess their own performance. As part of our continuing efforts to enhance corporate governance, the Board adopted a policy in January 2007, whereby the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee, and the Lead Director conduct an annual individual performance review of each Director and provide assessment feedback to Directors, as appropriate.

•	The Board annually reviews the Company’s strategic long-range plan, business unit initiatives, capital projects and budget matters.

•	The Organization and Compensation Committee periodically reviews with the Chief Executive Officer and reports to the Board regarding succession planning and leadership development.

•	The Board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually.

•	Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Organization and Compensation Committee. Executive officers are expected to acquire Company stock in accordance with established guidelines. See “Compensation Discussion and Analysis” for additional information at page 13.

•	Directors are encouraged to make significant progress annually toward accumulating, within five years of becoming a director, Common Shares of the Company with a value equal to five times the director’s annual retainer. For the last fiscal year, all directors achieved this ownership goal, except for Mr. Juul-Pedersen, who became a director in January 2007.

•	Directors are expected to regularly attend shareholder meetings. Last year, all members of the Board of Directors at that time attended the annual meeting of shareholders.

•	New directors are oriented to the Company, including familiarizing the director with the Company’s strategic plans, significant facilities, significant financial, accounting and risk management issues, business ethics and compliance program and the Tektronix Business Practices Guidelines, principal officers, and internal and independent auditors.

•	Directors are expected to keep current with corporate governance issues through continuing education or other activities. At least once every three years directors are expected to attend a director education program. Reasonable continuing education and travel expenses incurred by Directors will be reimbursed with the approval of the Chair of the Nominating and Corporate Governance Committee.

•	The Company has adopted a code of ethics, known as the Tektronix Business Practices Guidelines, as well as a code of ethics for financial managers (including the Chief Executive Officer, the principal financial officer, the principal accounting officer, and the Controller). Both are available for viewing on the Company’s Corporate Governance Web site at www.tektronix.com, and are available in print to any shareholder who requests them from the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001.

•	Shareholders may contact any director, including the Lead Director, by writing to them c/o the Corporate Secretary’s Office at Tektronix, Inc., 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, Oregon 97077-0001.

•	The Board of Directors has adopted procedures for the receipt, retention and treatment of concerns from Company employees and others regarding accounting, internal accounting controls or auditing matters. Employees may submit concerns anonymously as described under the Tektronix Business Practices Guidelines, at the Company’s Web site. Shareholders, and other interested parties, may contact any director, including the Lead Director, by writing to them c/o the Corporate Secretary, 14200 S.W. Karl Braun Drive, P.O. Box 500, MS 55-720, Beaverton, OR 97077-0001, or online at www.ethicspoint.com.

Director Compensation

Directors who are not employees of the Company receive an annual payment of $40,000; prorated in the case of a director who serves less than a full year. The Lead Director receives an annual payment of $15,000. The Chair of the Audit Committee receives an annual payment of $10,000. Each of the other committee Chairs receives an annual payment of $5,000. Non-employee directors receive $1,500 for each meeting of the Board of Directors attended and $1,000 for each committee meeting attended, with the exception of committee meetings held during the time normally scheduled for a Board meeting. Directors who are employees of the Company receive no separate compensation as directors. Directors can elect to receive the annual payment and meeting attendance and committee chair payments in Common Shares of the Company, rather than cash. The Company purchases Common Shares in the market for use in its director compensation program, except that the option grants are made from the Company’s 2002 Stock Incentive Plan.

Directors receive annually, on the day following the shareholders’ annual meeting, fully vested, ten-year options to purchase 7,000 Common Shares, with an option price equal to the closing price on the award date. At that time they also receive a grant of 1,000 fully vested Common Shares.

Directors can elect to defer all or part of their non-option compensation for service as directors under the Company’s Deferred Compensation Plan and the Stock Deferral Plan. Cash amounts credited to the Deferred Compensation Plan earn a rate of return equal to the rate of return on earnings indices selected in advance by the director. Tektronix Common Shares that are deferred will earn a rate of return based upon the performance of Tektronix Common Shares. Deferred amounts will be paid in a single lump-sum payment or in equal annual installment payments for up to 15 years commencing on the first January following the date the director ceases to be a director, or the first January following the date specified by the director. Deferrals must be for a minimum of three years, unless the director ceases to be a director at an earlier date.

DIRECTOR COMPENSATION IN FISCAL YEAR 2007

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Pauline Lo Alker(4)	$67,500	$29,150	$62,103	$158,753
A. Gary Ames(4)	$77,500	$29,150	$62,103	$168,753
Gerry B. Cameron(4)	$78,000	$29,150	$62,103	$169,253
David N. Campbell(4)	$71,500	$29,150	$62,103	$162,753
Frank C. Gill(4)	$70,500	$29,150	$62,103	$161,753
Kaj Juul-Pedersen	$52,856	$—	$—	$52,856
Robin L. Washington(5)	$75,750	$29,150	$62,103	$167,003
Cyril J. Yansouni(6)	$72,500	$29,150	$62,103	$163,753

(1)	Includes the value of Company stock that directors elected to receive in lieu of cash compensation.

(2)	Represents the annual September stock award of 1,000 shares valued at $29.15, the market purchase price of Tektronix Common Stock on September 22, 2006. Mr. Juul-Pedersen was not a director at the time of the September 2006 award.

(3)	Represents the value of shares granted in September 2006, which were 100% vested at grant. Directors may exercise the option for a period of ten years from the date of grant. Dollar amount represents the amount recognized for financial statement reporting purposes with respect to fiscal year 2007, which is also the grant date fair value calculated in accordance with FAS 123R. See “Valuation Assumptions” under “5. Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the last fiscal year for information regarding the assumptions made in connection with these calculations.

(4)	Mrs. Alker and Messrs. Ames, Cameron, Campbell and Gill each held options to purchase 52,000 shares at May 26, 2007.

(5)	Ms. Washington held options to purchase 17,000 shares at May 26, 2007.

(6)	Mr. Yansouni held options to purchase 37,000 shares at May 26, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of the Common Shares of the Company as of the dates indicated by each person who, to the knowledge of the Board of Directors, owned beneficially more than 5% of the Common Shares:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

PRIMECAP Management Company(1)	11,285,408	13.81%
225 So. Lake Avenue #400
Pasadena, CA 91101
Franklin Resources, Inc.,(2)	7,802,613	9.5%
Charles B. Johnson, Rupert H. Johnson, Jr.,
Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA 94403
Private Capital Management, L.P.(3)	6,351,227	7.7%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108

(1)	Based on information set forth on a Schedule 13G/A dated February 14, 2007, filed with the SEC by PRIMECAP Management Company. These shares are held with sole voting power as to 1,794,858 shares and sole dispositive power as to 11,314,908 shares.

(2)	Based on information set forth on a Schedule 13G/A dated February 6, 2007, filed with the SEC by Franklin Resources, Inc. These shares are held as follows: Franklin Advisers, Inc. holds sole voting power as to 6,500,568 shares and sole dispositive power as to 6,520,168 shares; Franklin Templeton Portfolio Advisors, Inc. holds sole voting and dispositive power as to 1,278,347 shares; and Fiduciary Trust Company International holds sole voting and dispositive power as to 4,098 shares.

(3)	Based on information set forth on a Schedule 13G/A dated February 14, 2007, filed with the SEC by Private Capital Management, L.P. (“PCM”). These shares are held with sole voting power as to 284,050 shares, shared voting power as to 6,067,177 shares, sole dispositive power as to 284,050 shares, and shared dispositive power as to 6,067,177 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of Common Shares of the Company by the directors, certain executive officers named in the Summary Compensation Table, and all executive officers and directors as a group as of June 30, 2007:

	Number of		Percent
Name	Shares(1)		of Class
Pauline Lo Alker	68,793		*
A. Gary Ames	91,135		*
Gerry B. Cameron	74,091		*
David N. Campbell	82,275		*
Frank C. Gill	80,740		*
Kaj Juul-Pedersen	4,000		*
Robin L. Washington	22,411		*
Cyril J. Yansouni	43,300		*
Richard H. Wills	797,166	(2)	1.01%
Colin L. Slade	212,650	(3)	*
Craig L. Overhage	149,622	(3)	*
Richard D. McBee	199,203	(4)	*
James F. Dalton	197,244	(5)	*
All current directors and executive officers as a group (15 individuals)	2,162,502		2.75%

*	Less than one percent.

(1)	Unless otherwise indicated, each individual has sole voting and investment power with respect to these shares. Includes Common Shares represented by stock options that are currently exercisable or become exercisable within 60 days, as follows: Mrs. Alker, and Messrs. Ames, Cameron, Campbell and Gill (52,000 shares each); Ms. Washington (17,000 shares); Mr. Yansouni (37,000 shares); Mr. Wills (677,500 shares), Mr. Slade (167,000 shares), Mr. Overhage (109,000 shares), Mr. McBee (159,000 shares), Mr. Dalton (165,000 shares), and all officers and directors as a group (1,687,500 shares), for which the individual has no voting or investment power.

Includes phantom shares credited to a share account pursuant to the Non-Employee Directors’ Stock Deferral Plan as follows: Mrs. Alker (5,908 shares), Mr. Ames (1,215 shares), Mr. Cameron (16,699 shares), Mr. Campbell (24,692 shares), Ms. Washington (4,856 shares) and Mr. Yansouni (5,908 shares). The directors have no voting or investment power with respect to these shares.

Includes shares held under the Tektronix 401(k) plan and the Tektronix Stock Fund, an investment option of the Tektronix 401(k) plan, by Mr. Wills (5,368 shares), Mr. Slade (4,729 shares), Mr. Overhage (12,144 shares), Mr. McBee (9,013 shares), and Mr. Dalton (3,828 shares) as to which they have voting but no investment power.

(2)	Includes 11,051 phantom shares credited to a stock account under the Company’s Stock Deferral Plan, for which Mr. Wills has no voting or investment power, and 63,000 restricted shares that are subject to forfeiture to the Company under certain conditions and to which Mr. Wills has voting but no investment power.

(3)	Includes restricted shares that are subject to forfeiture to the Company under certain conditions to which Messrs. Slade (17,000 shares) and Overhage (16,000 shares) have voting but no investment power.

(4)	Includes 3,331 phantom shares credited to a stock account under the Company’s Stock Deferral Plan for which Mr. McBee has no voting or investment power, and 16,000 restricted shares that are subject to forfeiture to the Company under certain conditions and to which Mr. McBee has voting but no investment power.

(5)	Includes 981 phantom shares credited to a stock account under the Company’s Stock Deferral Plan, for which Mr. Dalton has no voting or investment power, and 12,600 restricted shares that are subject to forfeiture to the Company under certain conditions and to which Mr. Dalton has voting but no investment power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors (the “Committee”) oversees all compensation and related programs for Tektronix executive officers. The Committee consists entirely of non-employee independent directors as defined by New York Stock Exchange rules and the Company’s independence guidelines. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors and reviewed annually. The charter is available for review on the Company’s Web site at www.tektronix.com. Pursuant to its charter, the Committee assists the Board in the design, administration and oversight of employee compensation programs and benefit plans. The Committee has full authority to determine annual base and incentive compensation, equity incentives, and all other compensation for the executive officers. The Committee cannot delegate this authority. The Committee reviews and approves all stock option and restricted stock grants to executive officers and the annual stock option and restricted stock grants to all other employees. New hire, promotional, and special situation retention stock option and restricted stock grants that are within a range and on terms previously approved by the Committee to persons who are not executive officers are approved monthly by the CEO in accordance with our Equity Grant Policy. The Committee also reviews and assists in the development of an organizational structure and programs that will attract, retain, and promote employees to meet our present and future leadership needs, including succession plans for senior management positions.

Compensation Philosophy and Objectives

The Board of Directors believes that our executive compensation programs should incent short and long-term corporate performance and improvement in shareholder value. We have developed a total compensation philosophy that ties a significant portion of annual executive compensation to achieving pre-established financial results. The overall objectives of the executive compensation programs are to:

•	Attract, motivate and retain talented and highly skilled executives;

•	Align executive performance with Tektronix’s goals to deliver shareholder value; and

•	Balance executive compensation between short-term results and the long-term strategic decisions needed to ensure sustained business performance.

Our executive compensation program is designed to achieve those objectives through a combination of short-term compensation (base pay and annual cash incentives), long-term equity programs (stock options and restricted stock), and retirement and other benefits.

Compensation Process

The Committee determines annual base and incentive compensation, equity incentives, and all other compensation for the executive officers. The CEO, with the assistance of the Vice President of Human Resources, provides recommendations to the Committee about compensation levels for the other executive officers. The Chair of the Committee, with the assistance of the Vice President of Human Resources, recommends the CEO’s compensation to the Committee. The CEO is not present during deliberations or voting, regarding his own compensation.

The Committee directly retains the services of a consulting firm, Towers Perrin (the “Consultant”), to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive and director compensation programs, and to provide overall guidance to the Committee in the design and operation of these programs. The Consultant reports to the Committee Chair, who determines how and to what extent the Consultant interacts with management in the course of its work for the Committee. The Consultant’s primary role is to provide objective analysis, advice and information, and otherwise to support the Committee in the performance of its duties. The Committee requests information and recommendations from the Consultant as it deems appropriate in order to assist it in structuring and evaluating the Company’s executive compensation programs, plans and practices. The Consultant has advised the Committee since 2003.

In fiscal year 2007, the Committee instructed the Consultant to perform the following activities:

•	Advise the Committee on base salary, annual incentive and equity award levels for the executive officers and, as needed, on actual compensation decisions;

•	Assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation philosophy;

•	Brief the Committee on executive compensation trends among the Company’s peers, the broader industry, and the market, and on regulatory, legislative and other developments; and

•	Evaluate the competitive positioning of the Company’s Board of Directors compensation program at the request of and in consultation with the Chair of the Nominating and Corporate Governance Committee.

With the Committee Chair’s approval, during fiscal year 2007 the Consultant worked with the CEO, the Vice President of Human Resources and selected members of the Human Resources staff to obtain the information necessary to carry out its assignments from the Committee. With respect to the CEO’s compensation, the Consultant worked with the Committee Chair and the Vice President of Human Resources.

The Committee uses competitive market data from published surveys to establish competitive ranges of base salary and incentive compensation opportunities, as well as data from a selected group of companies that the Committee believes are representative of the companies with which it competes for executive talent, as further described below (together, the “Comparative Information”).

The Comparative Information includes information from three compensation surveys using companies of comparable size and scope, generally in the technology industry, for establishing executive compensation levels. The surveys used in fiscal year 2007 were: Radford Executive Compensation Survey, SC/Chips Executive Compensation Survey and Towers Perrin Executive Compensation Survey.

In addition, the Comparative Information also includes proxy statement data from a group of technology companies (the “Peer Review Data”). The Committee examines the Peer Review Data for executives in jobs of comparable size and complexity at the other companies to determine the competitive range of pay for a particular job. The list of peer companies used for the Peer Review Data is reviewed and approved periodically by the Committee. For fiscal year 2007, the list of comparison companies consisted of: Aeroflex, Agilent Technologies, Catapult Communications, Cohu, Credence Systems, Cypress Semiconductor, Electro Scientific Industries, FEI, Infocus, Intel, IXIA, Keithley Instruments, KLA-Tencor, LeCroy, Mentor Graphics, National Instruments, Novellus Systems, PerkinElmer, Planar Systems, RadiSys, Tekelec, Teradyne, TriQuint Semiconductor, Varian, and Varian Semiconductor Equipment.

The Committee’s decisions about the executive compensation program, including the total compensation paid to each executive officer, are its own and reflect factors and considerations in addition to the information and recommendations provided by the Consultant. Our initial target market position for most elements of compensation is the median range of select peer technology companies included in the Comparative Information. However, the Committee considers and applies its judgment with respect to a variety of factors, including the factors listed below, and its decision about an executive officer’s total compensation, or any element thereof, may be above or below the median range:

•	Comparative Information including comparisons to market compensation levels for similarly situated positions, for salary and incentive compensation and total compensation levels before and after the recommendations;

•	The executive officer’s skills and market value, business results and individual contributions, taking into account the CEO’s evaluations and recommendations and his expectations for the executive officer for the coming year;

•	Total dollar value of all compensation and related programs applicable to the executive officer, including salary, annual incentive compensation, long-term compensation and retirement and other benefits;

•	Retention risk; and

•	Potential for future roles within the Company.

Based on the decision-making process described in this Compensation Discussion and Analysis, the Committee determines the base salary, annual cash incentive compensation, including variable targets and any equity-related grants for the Company’s executive officers.

Elements of our Compensation Program

The elements of our compensation program for executive officers consist of:

•	Short-term Compensation

°	Base Pay

°	Annual Performance-Based Cash Incentives

•	Long-term Stock-Based Incentives

°	Stock Options

°	Restricted Stock Awards

•	Retirement and Other Benefits

The Committee allocates among compensation elements based upon the Consultant’s recommendations and based upon consideration of market allocation by reviewing the Comparative Information.

Short-Term Compensation

We use a combination of base pay and annual performance-based cash incentives to attract and retain key executive officers.

Base Pay

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the Comparative Information. Median levels of base pay provided by comparable companies form the primary reference in determining the salaries of executive officers.

The Committee determines salary adjustments on an annual basis (effective June of each year) by evaluating the performance of the Company and each executive officer, and also takes into account any new responsibilities, as well as salaries for comparable positions at peer companies. When appropriate, it also considers non-financial performance measures that focus attention on improvement in management processes or attainment of other business objectives.

Effective June 2006, the base salary levels for fiscal year 2007 increased for Mr. Wills by 3.9%, for Mr. Slade by 2.9%, for Mr. Overhage by 7.9%, for Mr. McBee by 7.9%, and for Mr. Dalton by 3.2%. The standard merit increase in fiscal year 2007 was approximately 3-4% throughout the Company. The base salary for Messrs. McBee and Overhage increased 7.9% versus the standard percentage of 3-4% based on the Committee’s determination that they had each taken on significant new responsibilities under a revised organization structure implemented during the year. Effective June 2007, the base salary levels for fiscal year 2008 increased for Mr. Wills by 1.5%, for Mr. Slade by 4.2%, for Mr. Overhage by 2.9%, for Mr. McBee by 2.9%, and for Mr. Dalton by 3.1% to reflect performance for fiscal year 2007, as well as responsibilities for fiscal year 2008. The standard merit increase for this fiscal year 2008 is approximately 3-4% throughout the Company.

Annual Performance-Based Cash Incentives

The executive officers participate in our Annual Performance Incentive Plan (APIP), an annual cash incentive compensation plan designed to motivate participants to achieve business targets established each fiscal year. Company performance objectives are established at the beginning of the fiscal year.

Our performance objectives under the APIP for fiscal year 2007 were specified levels of net sales and operating income before income taxes (excluding specified items). For fiscal year 2007, 50% of the participant’s award was based on net sales and 50% on operating income before income taxes. The Committee set a threshold level, target level, and a maximum level for each measure of Company performance, which were used to determine the cash amount payable under the plan to each executive officer. The Company had to achieve the threshold level of operating income before taxes for any payout to be made under the plan. If Company performance on net sales had been below the threshold level, no incentive payment is made for that measure. The Committee assigned each executive officer a percentage of base pay (targeted amount) used to calculate benefits under the plan, which were 100% of base pay for the CEO and ranged from 50% to 65% of base pay for the other executive officers. Under the plan, an executive officer could receive from 0% (performance below target for operating income before taxes) to 200% (achievement of both performance measures at the maximum level) of the applicable targeted amount.

The Committee establishes target incentive opportunities for individual positions based on the Comparative Information using the same considerations as used for base pay: it considers the responsibilities of the position, the ability of the position to impact financial and corporate goals, and a comparison of incentives provided to comparable positions at other similarly sized technology companies with incentives targeted to provide total annual cash compensation at the approximate median level provided by comparable companies.

The Committee reviews and approves the level of achievement of the performance measure. For fiscal year 2007, the threshold, target and maximum levels of operating income before income taxes were $135.2 million, $193.0 million and $221.1 million, respectively, and the threshold, target and maximum levels of net sales were $1,039.9 million, $1,158.1 million and $1,224.0 million, respectively. The bonus calculations based on eligible earnings for the named executive officers for fiscal year 2007 are shown in the following table:

		Operating Income
		Before Income	Combined
	Net Sales Payout	Taxes Payout	Payment
Name	% Weight	% Weight	Factor	Eligible Earnings	2007 bonus

Richard H. Wills	.664 × 50%	.62 × 50%	.642	$673,077	$432,115
Colin L. Slade	.664 × 50%	.62 × 50%	.642	$233,500	$149,907
Craig L. Overhage	.664 × 50%	.62 × 50%	.642	$202,846	$130,227
Richard D. McBee	.664 × 50%	.62 × 50%	.642	$202,846	$130,227
James F. Dalton	.664 × 50%	.62 × 50%	.642	$159,615	$102,473

For fiscal year 2007, the Committee also authorized additional individual bonus incentives for two executive officers, Richard D. McBee, Senior Vice President, Communications Business, and Craig L. Overhage, Senior Vice President, Instruments Business. Each executive was eligible to receive a bonus of up to $100,000 for fiscal year 2007, upon attainment of performance objectives established by the Committee. For Mr. McBee, the Communications Business performance objectives included attaining key customer wins, revenue recognition of major operators, and reaching certain new product introduction milestones. For Mr. Overhage, the Instruments Business performance objectives included increasing its market share, achieving key product introductions, and completing certain organizational development projects in the Instruments Business. The Committee had authority to modify and determine whether the performance objectives were met. Based upon the Committee’s evaluation of the performance of these executives with respect to the extent to which they achieved their performance objectives under this bonus incentive, for fiscal year 2007 Mr. McBee received $30,000 and Mr. Overhage received $70,000.

Long-Term Share Based Incentive Compensation

Share Awards

We provide share awards to employees who have the strongest potential to impact the long-term financial and operational success of the Company, and to encourage employee ownership in the Company. Annually, we award restricted stock and stock options to key employees who are in positions to significantly influence our success, and in doing so, provide a competitive long-term compensation opportunity for those employees.

To align shareholder and executive officer interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program uses stock option awards and restricted stock. All stock option and restricted stock grants are from shareholder approved plans.

In recognition of increasing concern about the dilutive effect and cost of issuing equity as compensation, and consistent with actions taken by other technology companies, in fiscal year 2007 we continued to shift our equity compensation program to replace a portion of stock option grants with a fewer number of restricted shares.

The Company optimizes equity incentives by balancing the higher risk, long-term incentive that option awards represent, with the lower risk, shorter-term but retentive value of restricted stock awards. Accordingly, during fiscal year 2007, executive officers received a greater portion of their equity compensation in the form of stock options rather than restricted stock to emphasize Company performance as a component of their compensation and align their interests with shareholder interests.

The size of long-term incentive award levels (including awards to the CEO) reflect job responsibilities and are based in part on the Comparative Information provided by the Consultant. Awards are designed to provide compensation opportunities in the range of the median of awards for similar positions in the technology industry. For each executive officer, the Committee determines an appropriate value of long-term incentive compensation and allocates it between stock options and restricted stock. In making this determination, the Committee considers the Consultant’s recommendations, based upon the Comparative Information. For purposes of comparing long-term incentive compensation for any year between executives and between companies, the Consultant values (i) stock option compensation based on the Black-Scholes value of options granted during the year and (ii) restricted stock compensation based on the grant date market price of the number of shares awarded during the year.

Stock Options.  Stock options provide rewards to executive officers and other key employees upon creation of incremental shareholder value. Stock options provide incentive for the creation of shareholder value over the long term because the full benefit of the compensation package cannot be realized unless the price of the Company Common Shares appreciates over a specified number of years. Stock option awards are made annually to executive officers and are generally awarded at the same time that awards are made to key employees who are not executive officers. We also grant stock options to new executive officers as a further inducement to join the Company. Options are granted with exercise prices equal to the fair market value of Tektronix Common Shares on the grant date. Options have a ten-year term and typically fully vest over four years from the grant date (25% each year).

Restricted Stock.  Restricted stock awards are annually granted to executive officers and other employees who are key contributors. Restricted stock is subject to forfeiture if employment terminates before the stock vests. Restricted stock grants to key employees typically vest over four years from the grant date (25% each year). To encourage retention, fiscal year 2007 restricted stock grants to executive officers cliff vest three years from the grant date.

In keeping with market trends to reduce overall equity burn rates, named executive officers received an approximate 10% reduction in the value of equity awards granted compared to equity awards granted in fiscal year 2006.

Stock Ownership Guidelines.  Executive officers are encouraged to own stock. Under the guidelines, the CEO is encouraged to own Tektronix stock equal to five times his annual base salary. Other executive officers are encouraged to own three times their base salary. Executive officers are expected to make substantial progress towards achieving these ownership levels within five years of election to their positions. Ownership is calculated using a formula that includes deferred stock, 401(k) shares, shares owned outright (which includes shares purchased through the Employee Share Purchase Plan), and “in-the-money” vested options and unvested restricted shares held by the Company (in an amount equal to 50% of the guideline requirement). All of the named executive officers have achieved or exceeded their ownership levels under these guidelines as of the end of fiscal year 2007.

Employee Stock Purchase Plan

All qualifying employees, including executive officers, can participate in the Tektronix, Inc. Employee Stock Purchase Plan. Under this plan, employees can acquire Common Shares of the Company through regular payroll deductions of up to 10% of base pay plus commissions, subject to the limitation that not more than $25,000 in value of stock may be purchased annually. The purchase price of the shares is 85% of the market price as of the date of purchase.

Retirement and Other Benefits

Cash Balance Plan

The Tektronix Cash Balance Plan is an integrated, account-based, defined benefit plan funded entirely by the Company. Executive officers of the Company participate in the Cash Balance Plan on the same basis as other U.S. employees. The Cash Balance Plan was closed to employees hired after July 31, 2004. For details regarding the determination and payment of benefits under the Cash Balance Plan and the present value of accumulated benefits for each named executive officer, see “Pension Benefits at May 26, 2007” at page 23.

401(k) Plan

We make contributions for eligible employees (including executive officers) to the Company’s 401(k) Plan. Under the 401(k) Plan, eligible employees may elect to have up to 50% of their pay contributed to the plan, subject to certain tax limitations. We make matching contributions up to 4% in dollars and fixed contributions in Company stock equal to 2% of the participant’s compensation, subject to tax limitations. Contributions in dollars may be invested in funds of the employee’s choice, including Common Shares of the Company. Contributions made in Company stock are deposited into the Tektronix Stock fund.

Deferred Compensation Plan

We provide a Nonqualified Deferred Compensation Plan to employees at senior management level and above. For details regarding contributions, earnings and aggregate balances under the Deferred Compensation Plan for each named executive officer, see “Nonqualified Deferred Compensation for fiscal year 2007” at page 25.

Severance Benefits and Change in Control

Each of the named executive officers has an Executive Severance Agreement pursuant to which the officer would receive severance pay in the event that his employment is terminated by the Company other than for cause, death or disability. Under the Executive Severance Agreement, the executive officer makes certain promises with respect to non-solicitation of Company employees following termination, and benefits are payable only upon execution by the officer of a release of claims. The terms of the Company’s Executive Severance Agreement and the potential benefits payable on a change in control to the named executive officers are discussed under “Potential Payments upon Employment Termination or Change in Control” at page 26.

The Company has traditionally provided change in control severance protection to a limited set of executive officers. Under these agreements, the Company provides certain benefits to some of the named executive officers if their employment is involuntarily terminated within 24 months after a change in control. These benefits are designed to provide executive officers with an incentive to remain in the Company’s employ if the Company engages in, or is threatened with, a change in control transaction, and to maintain a total compensation program that is competitive with companies with which the Company competes for executive talent. The terms of the

Company’s Change in Control Agreements and the potential benefits payable to certain named executive officers on a change in control are discussed under “Potential Payments upon Employment Termination or Change in Control” at page 26.

The Committee views change in control and other severance protection for senior executives as a necessary component of a market competitive executive compensation program. The Committee believes that the level of severance protection for senior executives is conservative.

Other Benefits

Executive officers receive the same insurance benefits as other employees except that the CEO also receives a Supplemental Disability Program designed to provide disability protection up to the equivalent salary replacement level provided to all employees under the group plan. The named executive officers, along with certain other designated senior leaders, may elect to receive financial counseling and tax preparation assistance. These benefits are intended to positively impact the productivity of these senior leaders. We do not provide the named executive officers with other perquisites. The value of these benefits for the named executive officers is set forth in a footnote to the “Summary Compensation Table” at page 20.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any fiscal year to any of its named executive officers (other than the chief financial officer). The $1,000,000 cap on deductibility will not apply to compensation that qualifies as “performance-based compensation.” Under the regulations, performance-based compensation includes compensation received through the exercise of a non-statutory stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is our general intention to grant options that meet the requirements of the regulations. We believe that compensation paid under the Company’s stock options qualifies as deductible under Section 162(m). Qualifying compensation for deductibility under Section 162(m) is one of many factors the Committee considers in determining executive compensation arrangements. Deductibility will be maintained when it does not conflict with compensation objectives.

Organization and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Organization and Compensation Committee report submitted by:

Gerry B. Cameron, Chairman
Pauline Lo Alker
David N. Campbell
Frank C. Gill
Kaj Juul-Pedersen

Summary Compensation Table

The following table shows compensation paid by the Company for fiscal year 2007 to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers who were serving as executive officers on May 26, 2007 (“named executive officers”).

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)		($)

Richard H. Wills	2007	$673,077	$—	$380,901	$550,173	$432,115	$69,675	$79,805	(6)	$2,185,746
Chairman, President, and
Chief Executive Officer
Colin L. Slade	2007	$359,231	$—	$138,803	$205,818	$149,907	$38,978	$40,672	(7)	$933,409
Sr. Vice President and
Chief Financial Officer
Craig L. Overhage	2007	$338,077	$70,000	$122,449	$176,765	$130,227	$25,158	$37,855	(8)	$900,531
Sr. Vice President and
General Manager, Instruments
Business
Richard D. McBee	2007	$338,077	$30,000	$122,449	$176,765	$130,227	$18,681	$21,644		$837,843
Sr. Vice President,
Communications Business
James F. Dalton	2007	$319,231	$—	$102,399	$162,183	$102,473	$23,538	$35,487	(9)	$745,311
Sr. Vice President, Corporate
Development

(1)	Represents amounts paid under individual bonus arrangements. See “Compensation Discussion and Analysis” at page 13 for a description of the bonus arrangements.

(2)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R (disregarding estimated forfeitures) with respect to fiscal year 2007 for stock options and restricted stock granted in fiscal year 2007 and prior years. See “Valuation Assumptions” under “5. Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007 for information regarding the assumptions made in connection with these calculations.

(3)	Represents amounts paid or deferred under the Annual Performance Incentive Plan. See “Compensation Discussion and Analysis” at page 13.

(4)	Represents the increase in account balances or actuarial present value of benefits under the Company’s Cash Balance Plan.

(5)	Includes (i) amounts contributed by the Company under the 401(k) Plan, (ii) amounts contributed by the Company under the Deferred Compensation Plan as detailed in the Nonqualified Deferred Compensation table and related FICA taxes paid by the Company, and (iii) personal benefits.

(6)	Includes premiums paid by the Company under a supplemental long-term disability plan for Mr. Wills ($6,777) and costs for financial counseling ($17,622) and tax preparation services ($3,000).

(7)	Includes financial counseling ($17,396) and tax preparation services ($1,500).

(8)	Includes financial counseling ($13,762) and tax preparation services ($1,500).

(9)	Includes financial counseling ($13,285).

Grants of Plan-Based Awards in Fiscal Year 2007

The following table sets forth information concerning the fiscal year 2007 bonus opportunities for the named executive officers under the Annual Performance Incentive Plan and the stock options and restricted stock granted to the named executive officers in fiscal year 2007.

							All Other
					All Other		Option		Grant
					Stock		Awards:	Exercise	Date Fair
					Awards:		Number of	or Base	Value of
		Estimated Possible Payouts Under			Number of		Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards			Shares of		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Stock or Units		Options	Awards	Awards
Name	Date	($)(1)	($)(1)	($)(1)	(#)(2)		(#)(3)	($/Sh)	(4)

Richard H. Wills	6/20/06	$168,750	$675,000	$1,350,000	—		—	—	—
	1/16/07	—	—	—	—		84,000	$28.74	$721,384
	1/16/07	—	—	—	18,000	(5)	—	—	$517,320
Colin L. Slade	6/20/06	$58,500	$234,000	$468,000	—		—	—	—
	1/16/07	—	—	—	—		30,000	$28.74	$257,637
	1/16/07	—	—	—	6,000	(6)	—	—	$172,440
Craig L. Overhage	6/20/06	$51,000	$204,000	$408,000	—		—	—	—
	1/16/07	—	—	—	—		28,000	$28.74	$240,461
	1/16/07	—	—	—	6,000	(6)	—	—	$172,440
Richard D. McBee	6/20/06	$51,000	$204,000	$408,000	—		—	—	—
	1/16/07	—	—	—	—		28,000	$28.74	$240,461
	1/16/07	—	—	—	6,000	(6)	—	—	$172,440
James F. Dalton	6/20/06	$40,000	$160,000	$320,000	—		—	—	—
	1/16/07	—	—	—	—		22,000	$28.74	$188,934
	1/16/07	—	—	—	4,600	(6)	—	—	$132,204

(1)	Represents awards for fiscal year 2007 under the Company’s Annual Performance Incentive Plan (APIP) and estimated possible payouts at threshold, target, and maximum levels of performance. The actual amounts paid to each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” at page 20. See also “Compensation Discussion and Analysis — Short-Term Compensation” at page 15.

(2)	Represents restricted stock granted under the Company’s 2005 Stock Incentive Plan. The restricted stock is subject to forfeiture to the Company on termination of employment prior to vesting. The restricted stock vests 100% on the vesting date, subject to continued employment. Vesting is accelerated in the event of death or disability as described under “Potential Payments upon Employment Termination or Change in Control” at page 26. Dividends are paid on the restricted stock at the same rate paid to shareholders generally.

(3)	Represents stock options granted under the Company’s 2005 Stock Incentive Plan. The options are granted with an exercise price equal to the closing market price of the Common Shares on the date of grant, vest 25% per year beginning one year after the date of grant, based on continued employment, and have a term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment. Vesting is accelerated in the event of death or disability as described under “Potential Payments upon Employment Termination or Change in Control” at page 26.

(4)	Represents the aggregate grant date fair value of stock options and restricted stock granted in fiscal year 2007 computed in accordance with FAS 123R. See “Valuation Assumptions” under “5. Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007 for information regarding the assumptions made in connection with these calculations.

(5)	Restricted stock vests on January 16, 2011.

(6)	Restricted stock vests on January 16, 2010.

Outstanding Equity Awards at May 26, 2007

The following table sets forth information concerning outstanding options and unvested restricted stock held by the named executive officers on May 26, 2007.

	Options Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of		Market Value
	Underlying	Underlying				Shares or		of Shares or
	Unexercised	Unexercised		Option		Units of Stock		Units of
	Options	Options		Exercise	Option	That Have		Stock That Have
	(#)	(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)

Richard H. Wills	0	84,000	(2)	$28.74	1/16/2017	—		—
	22,500	67,500	(3)	$29.79	1/17/2016	—		—
	50,000	50,000	(4)	$28.69	1/18/2015	—		—
	75,000	25,000	(5)	$31.55	1/20/2014	—		—
	120,000	0		$17.51	1/22/2013	—		—
	100,000	0		$24.48	2/1/2012	—		—
	25,000	0		$17.12	9/20/2011	—		—
	100,000	0		$37.50	1/18/2011	—		—
	215,000	0		$20.06	1/20/2010	—		—
	—	—		—	—	18,000	(6)	$541,620
	—	—		—	—	20,000	(7)	$601,800
	—	—		—	—	25,000	(8)	$752,250

Colin L. Slade	0	30,000	(2)	$28.74	1/16/2017	—		—
	8,000	24,000	(3)	$29.79	1/17/2016	—		—
	17,500	17,500	(4)	$28.69	1/18/2015	—		—
	22,500	7,500	(5)	$31.55	1/20/2014	—		—
	55,000	0		$17.51	1/22/2013	—		—
	35,000	0		$24.48	2/1/2012	—		—
	34,000	0		$37.50	1/18/2011	—		—
	30,000	0		$20.06	1/20/2010	—		—
	—	—		—	—	6,000	(9)	$180,540
	—	—		—	—	7,000	(10)	$210,630
	—	—		—	—	4,000	(11)	$120,360

Craig L. Overhage	0	28,000	(2)	$28.74	1/16/2017	—		—
	7,500	22,500	(3)	$29.79	1/17/2016	—		—
	12,500	12,500	(4)	$28.69	1/18/2015	—		—
	21,000	7,000	(5)	$31.55	1/20/2014	—		—
	37,500	0		$17.51	1/22/2013	—		—
	33,000	0		$24.48	2/1/2012	—		—
	10,000	0		$27.37	5/17/2011	—		—
	25,000	0		$37.50	1/18/2011	—		—
	4,475	0		$20.06	1/20/2010	—		—
	—	—		—	—	6,000	(9)	$180,540
	—	—		—	—	7,000	(10)	$210,630
	—	—		—	—	3,000	(11)	$90,270

Richard D. McBee	0	28,000	(2)	$28.74	1/16/2017	—		—
	7,500	22,500	(3)	$29.79	1/17/2016	—		—
	12,500	12,500	(4)	$28.69	1/18/2015	—		—
	21,000	7,000	(5)	$31.55	1/20/2014	—		—
	43,000	0		$17.51	1/22/2013	—		—
	33,000	0		$24.48	2/1/2012	—		—
	10,000	0		$27.37	5/17/2011	—		—
	25,000	0		$37.50	1/18/2011	—		—
	17,000	0		$20.06	1/20/2010	—		—
	—	—		—	—	6,000	(9)	$180,540
	—	—		—	—	7,000	(10)	$210,630
	—	—		—	—	3,000	(11)	$90,270
James F. Dalton	0	22,000	(2)	$28.74	1/16/2017	—		—
	6,000	18,000	(3)	$29.79	1/17/2016	—		—
	12,500	12,500	(4)	$28.69	1/18/2015	—		—
	21,000	7,000	(5)	$31.55	1/20/2014	—		—
	12,500	0		$17.51	1/22/2013	—		—
	33,000	0		$24.48	2/1/2012	—		—
	30,000	0		$37.50	1/18/2011	—		—
	71,600	0		$20.06	1/20/2010	—		—
	—	—		—	—	4,600	(9)	$138,414
	—	—		—	—	5,000	(10)	$150,450
	—	—		—	—	3,000	(11)	$90,270

(1)	Market value of unvested shares based on closing price of the Common Shares of $30.09 on May 25, 2007.

(2)	Stock option granted January 16, 2007. Shares vest 25% on January 16, 2008, 2009, 2010, and 2011.

(3)	Stock option granted January 17, 2006. Unvested portion vests 33% on January 17, 2008, 2009, and 2010.

(4)	Stock option granted January 18, 2005. Unvested portion vests 50% on January 18, 2008, and 2009.

(5)	Stock option granted January 20, 2004. Unvested portion vests on January 20, 2008.

(6)	Restricted stock granted January 16, 2007 and shares vest 100% on January 16, 2011.

(7)	Restricted stock granted January 17, 2006 and vests 2,500 shares on January 17, 2008 and 2009, and 15,000 shares on January 17, 2010.

(8)	Restricted stock granted June 23, 2004 and shares vest 50% on June 23, 2008 and 2009.

(9)	Restricted stock granted January 16, 2007 and shares vest 100% on January 16, 2010.

(10)	Restricted stock granted January 17, 2006 and shares vest 100% on January 17, 2009.

(11)	Restricted stock granted January 18, 2005 and final vesting of shares occurs on January 18, 2008.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table sets forth information concerning options that were exercised by the named executive officers and restricted stock that vested during fiscal year 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercises	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard H. Wills	90,000	$894,375	7,500	$212,625
Colin L. Slade	0	$0	4,000	$113,200
Craig L. Overhage	0	$0	3,000	$84,900
Richard D. McBee	0	$0	3,000	$84,900
James F. Dalton	0	$0	3,000	$84,900

Pension Benefits at May 26, 2007

The following table sets information regarding accounts of the named executive officers under the Company’s Cash Balance Plan as of May 26, 2007.

		Number of Years	Present Value
		Credited Service	of Accumulated Benefit
Name	Plan Name	(#)	($)(1)

Richard H. Wills	Cash Balance Plan	28	$568,348
Colin L. Slade	Cash Balance Plan	20	$254,791
Craig L. Overhage	Cash Balance Plan	23	$181,756
Richard D. McBee	Cash Balance Plan	16	$123,869
James F. Dalton	Cash Balance Plan	18	$160,492

(1)	The Present Value of Accumulated Benefit in the above table represents for each named executive officer the greater of (a) the actual cash balances in the Cash Balance Plan account for the named executive officer or (b) the actuarial present value as of May 26, 2007 of the pension benefits the named executive officer would receive under the Cash Balance Plan if his employment had terminated at the earliest age at which benefits would be maximized. At termination of employment, each of the named executive officers would be entitled to receive his cash balance in a single payment or have it converted to a monthly annuity payable for life (or over a joint lifetime with his beneficiary). The above table reports the actual cash balances at May 26, 2007 for Mr. McBee, Mr. Overhage and Mr. Dalton. Additional benefits may be payable under the Cash Balance Plan to Mr. Wills and Mr. Slade (based on age and years of service when benefits begin) under transition rules described below. The above table reports the actuarial present values for Mr. Wills (assuming employment terminated and benefits commenced at age 55.8) and Mr. Slade (assuming employment terminated and benefits commenced at age 60.1) because the actuarial present values for those officers are greater than their actual account balances at May 26, 2007, which were $322,373 for Mr. Wills and $216,409 for Mr. Slade. The actuarial present values were calculated for purposes of the above table using an interest crediting rate of 4.0% compounded monthly, an annuity conversion rate of 5.25%, a discount rate of 6.0%, and the GATT 2003 Group Annuity mortality table. These are the assumptions reflected in our audited balance sheet as of May 26, 2007.

The Tektronix Cash Balance Plan is an integrated, account-based, defined benefit plan funded entirely by the Company. Employees who are officers of the Company participate in the Cash Balance Plan on the same basis as other employees. The Cash Balance Plan was closed to employees hired after July 31, 2004. Employees outside the U.S. are covered under different retirement plans varying from country to country.

Under the provisions of the Cash Balance Plan, a cash balance account is established for each participant at plan entry and increased over time with pay and interest credits. Pay credits are equal to 3.5% of eligible pay (generally, base pay) and are credited to each participant’s cash balance account as of each payroll. The plan is integrated with Social Security and pay credits increase to 7.0% of pay once a participant’s earnings exceed the Social Security wage base for that year ($94,200 as of December 31, 2006). However, the plan disregards pay above the legal limit ($220,000 as of December 31, 2006). Interest credits are based on one-year Treasury constant maturity rates and are credited to a participant’s cash balance account as of each month end. Vesting of benefits under the Cash Balance Plan occurs on the earliest of completion of four years of service, reaching age 65, death or disability. At termination of employment, a participant (if vested) becomes entitled to receive his or her cash balance account in a single payment or have it converted to a monthly annuity payable for life (or over a joint lifetime with his or her beneficiary). Payment can be delayed until the participant reaches age 65.

Certain special provisions of the Cash Balance Plan apply to employees who were active participants under the Tektronix Pension Plan as of December 31, 1997, when the Tektronix Pension Plan was amended to become the Tektronix Cash Balance Plan, including all of the named executive officers. An initial cash balance account based on the benefit levels provided under the Tektronix Pension Plan was established for each eligible employee. In addition, pay credits for these employees are 4.5% instead of 3.5%, and pay credits increase to 9.0% instead of 7.0% of pay once a participant’s earnings exceed the Social Security wage base for that year. A special transition benefit applies for (a) employees age 40 and vested as of December 31, 1997 or (b) employees with 15 or more years of service as of December 31, 1997, regardless of age, and whose employment terminates on or after reaching age 55 but before age 65, or whose employment is terminated involuntarily (except for cause) before age 55 and the employee waits until age 55 to commence receiving a benefit. Under these provisions, an eligible participant (including Mr. Wills and Mr. Slade) could receive increased benefits on termination of employment based on age and years of service when benefits begin. The special transition benefit provides an increase to the participant’s account balance by converting the cash balance to an annuity and multiplying the converted account balance benefit by a factor determined by the participant’s age and years of service at the time of benefit commencement. The factor ranges from 1.00417 to 2.3500. Higher factors are associated with more years of service. Factors decrease with age relative to years of service, and when the participant’s age reaches age 65, the factor becomes 1.0. If Mr. Wills’ or Mr. Slade’s employment had been involuntarily terminated without cause as of May 26, 2007 and the officer had delayed benefit commencement until age 55 in order to receive the special transition benefits, the present value of these benefits for Mr. Wills would have been $550,686 and for Mr. Slade would have been $260,240.

Nonqualified Deferred Compensation in Fiscal Year 2007

The following table sets information regarding accounts of the named executive officers under the Company’s Deferred Compensation Plan and Stock Deferral Plan as of May 26, 2007.

	Executive	Registrant
	Contributions	Contributions in	Aggregate Earnings	Aggregate Balance at
	in Last FY	Last FY	in Last FY	Last FYE
Name	($)(1)	($)(2)	($)	($)(3)

Richard H. Wills	—	$38,906	$641,784	$3,928,921
Colin L. Slade	—	$11,642	$95,316	$1,370,592
Craig L. Overhage	—	$9,259	$69,595	$335,668
Richard D. McBee	—	$7,308	$68,374	$439,290
James F. Dalton	$22,570	$8,179	$147,304	$1,969,984

(1)	Amount disclosed in the “Executive Contributions” column is also included in the “Salary” column of the “Summary Compensation Table” at page 20.

(2)	Amount disclosed in the “Registrant Contributions” column is also reported in the “All Other Compensation” column of the “Summary Compensation Table” at page 20. Amounts represent applicable make-up credits relating to the 401(k) Plan and pension supplement credits relating to the Cash Balance Plan.

(3)	Amounts reported in the “Aggregate Balance” column include total deferred compensation for each named executive officer since that officer began participating in the Company’s Deferred Compensation Plan. The total aggregate balance also includes amounts that were rolled over from a prior Supplemental Executive Retirement Plan that was closed December 31, 2005 and Company supplemental credits, representing the amount that would have been received under the Cash Balance Plan had the named executive officer’s compensation for purposes of that plan not been limited by applicable provisions of the Internal Revenue Code, as well as amounts necessary to make up company contributions into the qualified plans that were lost due to the employee’s deferral of salary into the Deferred Compensation Plan. Of the total amount shown, the following total amounts have been deferred by the named executive officer and/or contributed by the Company prior to fiscal year 2007: Mr. Wills, $2,193,171; Mr. Slade, $1,000,764; Mr. Overhage, $172,748; Mr. McBee, $251,555; and Mr. Dalton, $1,302,141. Of the total amount shown, the following amounts have been previously reported as compensation in proxy statements for prior years, or in this proxy statement in the Summary Compensation Table: Mr. Wills, $1,639,521 (amounts reported beginning fiscal year 2001); Mr. Slade, $934,231 (amounts reported beginning fiscal year 2001); Mr. Overhage, $9,259 (amounts reported beginning fiscal year 2006); Mr. McBee, $232,047 (amounts reported beginning fiscal year 2001); and Mr. Dalton, $1,108,578 (amounts reported beginning fiscal year 2001).

Executive officers and other eligible employees can generally elect to defer up to 90% of their regular compensation and up to 100% of their bonus compensation under the Deferred Compensation Plan or the Stock Deferral Plan. Cash amounts credited to the Deferred Compensation Plan earn a rate of return equal to the rate of return on earnings indices selected by the employee. An employee can generally change investment options within the Deferred Compensation Plan on a monthly basis. Deferred amounts will be paid in a lump sum or in annual installments for up to 15 years, as elected in advance by the employee. Cash amounts credited to the Stock Deferral Plan will earn a rate of return based upon the performance of Tektronix Common Shares, and will be paid in the form of Tektronix stock either in a lump sum or in annual installments for up to 15 years, as elected in advance by the executive. Employees who defer compensation receive make-up credits in the Deferred Compensation Plan representing the amount of Company contributions to the 401(k) Plan and the Cash Balance Plan that the employee may have foregone due to reduction of compensation through deferral. Executive officers also receive a pension supplement credit in the Deferred Compensation Plan representing Company contributions that would have been received under the Cash Balance Plan had their compensation for purposes of the plan not been limited by applicable provisions of the Internal Revenue Code.

Potential Payments upon Employment Termination or Change in Control

Severance for Termination of Employment without Cause

We have entered into an Executive Severance Agreement with each of the named executive officers pursuant to which the officer would receive severance pay in the event that his employment is terminated by us other than for cause, death or disability. In these agreements, “cause” generally includes willful and continued failure to perform substantially the officer’s reasonably assigned duties after notice, or willfully engaging in illegal conduct that is materially and demonstrably injurious to us. Upon such termination, and conditioned on the officer executing a release of claims and complying with other terms of the agreement, the officer would receive a lump sum cash severance payment and other benefits as described below. Under the Executive Severance Agreement, the officer agrees that for 18 months following any termination of employment, he will not recruit, or attempt to hire any of our employees and agrees to repay to us all benefits paid under the Executive Severance Agreement if this agreement is violated. No benefits are payable under the Executive Severance Agreement if the officer receives severance payments under any other severance agreement with us, including a Change in Control Agreement described below.

The following table shows the estimated severance benefits that would have been payable to the named executive officers if each officer’s employment was terminated on May 26, 2007 by us without “cause.”

	Cash	Insurance		Financial
Name	Severance(1)	Payment(2)	Outplacement(3)	Planning(4)	Total

Richard H. Wills	$2,700,000	$23,248	$18,000	$16,250	$2,757,498
Colin L. Slade	$360,000	$24,768	$18,000	$16,250	$419,018
Craig L. Overhage	$340,000	$23,248	$18,000	$12,184	$393,432
Richard D. McBee	$340,000	$24,768	$18,000	$12,184	$394,952
James F. Dalton	$320,000	$23,768	$18,000	$12,184	$373,952

(1)	Cash Severance. Under each Executive Severance Agreement, in the event that the officer’s employment is terminated at any time other than for cause, death, or disability, upon termination the officer (other than Mr. Wills) would receive, in a single cash payment generally within 45 days after termination of employment, an amount equal to the officer’s annual base pay, or, if greater, the officer’s average annual base pay for the prior three years. Mr. Wills would receive an amount equal to two times his annual base pay or, if greater, two times his average annual base pay for the prior three years. Unless the employment termination occurs at the end of the fiscal year, each named executive officer (other than Mr. Wills) would also receive a prorata portion of his target bonus under the Annual Performance Incentive Plan (APIP), based on the portion of the year worked. Mr. Wills would receive two times his targeted bonus under the APIP for the fiscal year in which his employment is terminated. Actual payments under the APIP to the named executive officers for fiscal year 2007 are included in the “Summary Compensation Table” at page 20. No bonus amounts have been included in the cash severance column of this table for the named executive officers (other than Mr. Wills) because this table assumes that the employment termination occurred on the last day of the fiscal year. The cash severance amount included in this table for Mr. Wills includes two times his target APIP bonus amount for fiscal year 2007.

(2)	Insurance Payment. At the time of payment of the severance pay, we would pay the officer a lump sum payment in an amount equivalent to the reasonably estimated cost the officer may incur to extend for a period of 18 months under the COBRA continuation laws the group health and dental plan coverage for the officer and his dependents in effect at the time of termination. The amounts in the table above represent 18 months of health insurance benefit payments at the rates paid by us for each named executive officer as of May 26, 2007.

(3)	Outplacement. If severance is paid, we would also pay up to $18,000 to a third party outplacement firm selected by the officer to provide career counseling assistance to the officer for a period of one year following the termination date.

(4)	Financial Planning. If severance is paid, the officer could continue to participate in the Company’s executive financial counseling program through the remainder of the term of the executive’s current participation, but no longer than one year after the date of termination. The amounts in the table above represent the estimated cost of the financial counseling program for one year.

Change in Control Compensation

We have entered into Change in Control Agreements with Mr. Wills, Mr. Slade and Mr. Dalton pursuant to which we have agreed to provide certain benefits if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change in control.” In these agreements, “cause” has the same definition applicable to the Executive Severance Agreements described above, and “change in control” is generally defined to include:

•	the acquisition by any person of 25% or more of our outstanding Common Shares,

•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors, and

•	certain change in control events that would be required to be reported on Form 8-K.

“Good reason” generally includes a reduction in position or duties, a reduction in compensation or benefits, or a relocation of the officer’s place of employment.

Under the agreements, the officer agrees to remain with the Company pending the completion of certain of the change in control events. We can terminate the agreements upon written notice to the officer at least 90 days prior to January 1 of any year. In addition, an agreement would automatically terminate if prior to a change in control the officer ceased to hold his current position with the Company except by reason of a promotion.

The following table shows the estimated change in control benefits that would have been payable to the named executive officers under the Change in Control Agreements if a change in control had occurred on May 26, 2007 and each officer’s employment was terminated on that date either by us without cause or by the officer with “good reason.” These benefits are in lieu of the benefits described and quantified above under the Executive Severance Agreements.

	Cash		Insurance	Relocation
Name	Severance(1)		Continuation(2)	Expenses(3)	Total(4)

Richard H. Wills	$3,603,651	(4)	$56,705	—	$3,660,356
Colin L. Slade	$1,080,000		$41,244	$91,600	$1,212,844
James F. Dalton	$960,000		$36,250	$141,700	$1,137,950

(1)	Cash Severance. Under the Change in Control Agreements, cash severance benefits are payable by us if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for these named executive officers would be equal to three times annual base salary. Mr. Wills would additionally be entitled to three times his target bonus under the Annual Performance Incentive Plan for the fiscal year in which the notice of termination occurs. These amounts are payable in a lump sum on the fifth day following termination.

(2)	Insurance Continuation. If cash severance benefits are triggered, the Change in Control Agreements also provide for continuation of life, accidental death and medical and dental insurance benefits for the officer and his dependents payable by us for up to 24 months following termination of employment, but not to the extent equivalent benefits are provided by a subsequent employer, and provided that the officer continues to pay regular contributions for such participation. The amounts in the table above represent 24 months of life, accident and medical and insurance benefit payments at the rates paid by us for each officer as of May 26, 2007.

(3)	Relocation. If cash severance benefits are triggered, the officer would also be entitled to reimbursement of certain relocation expenses if the officer moved his residence within one year after the date of termination. Amounts in the table above are estimates of a typical relocation and the estimated costs the Company would incur in selling the officer’s home.

(4)	Total — Conditional Cap on Change in Control Benefits. Under the Change in Control Agreements, if any payments to a named executive officer in connection with a change in control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the officer would be paid such reduced benefits. In accordance with this provision, the amounts in the table for Mr. Wills have been reduced by $141,600 for relocation expenses and by $446,349 for cash severance.

Some of the options and restricted stock held by the named executive officers would become fully vested on a change in control whether or not the officer’s employment is terminated. Options accelerated on a change in control would remain subject to the same remaining option term. Under these agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 25% or more of our outstanding Common Shares by means of a tender or exchange offer,

•	the nomination (and subsequent election) in a 12-month period of a majority of our directors by persons other than the incumbent directors, and

•	a sale of all or substantially all of our assets, or an acquisition of the Company through a merger, consolidation or share exchange.

The following table shows the estimated benefits that would have been payable to the named executive officers under option and restricted stock agreements if a change in control had occurred on May 26, 2007 whether or not the officer’s employment is terminated.

	Stock Option	Restricted Stock
Name	Acceleration(1)	Acceleration(2)	Total

Richard H. Wills	$86,000	$752,250	$838,250
Colin L. Slade	$25,800	$0	$25,800
Craig L. Overhage	$24,080	$0	$24,080
Richard D. McBee	$24,080	$0	$24,080
James F. Dalton	$24,080	$0	$24,080

(1)	Stock Option Acceleration. Information regarding outstanding unexercisable options held by each named executive officer is set forth in the “Outstanding Equity Awards at May 26, 2007” table at page 22. A portion of these options contain provisions providing for acceleration of vesting upon a change in control whether or not the officer’s employment is terminated. Amounts in the table above represent the aggregate value as of May 26, 2007 of those options calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under FAS 123R.

(2)	Restricted Stock Acceleration. Information regarding unvested restricted stock held by each named executive officer is set forth in the “Outstanding Equity Awards at May 26, 2007” table at page 22. Some of the restricted stock held by Mr. Wills (25,000 shares) would become fully vested and no longer subject to forfeiture upon a change in control. The amounts in the table above represent 25,000 shares of unvested restricted shares multiplied by a stock price of $30.09 per share, which was the closing price of our Common Shares on the last trading day of fiscal year 2007.

Benefits Payable on Death or Disability

Under the terms of the award agreements, upon death or disability, all unexercisable options would become fully exercisable for a maximum remaining term of one year and all unvested restricted stock would become fully vested. The following table shows the estimated benefits under the stock option and restricted stock agreements that would have been payable to the named executive officer in the event of death or disability occurring as of May 26, 2007:

	Stock Option	Restricted Stock
Name	Acceleration(1)	Acceleration(2)	Total

Richard H. Wills	$1,008,100	$1,895,670	$2,903,770
Colin L. Slade	$353,055	$511,530	$864,585
Craig L. Overhage	$311,655	$481,440	$793,095
Richard D. McBee	$311,655	$481,440	$793,095
James F. Dalton	$264,165	$379,134	$643,299

(1)	Stock Option Acceleration. As of May 26, 2007, each named executive officer held unexercisable options to purchase Common Shares and unvested restricted stock as listed in the “Outstanding Equity Awards at May 26, 2007” table at page 22. Because options accelerated on death or disability will have a maximum remaining term of one year, amounts in the table above represent the aggregate value as of May 26, 2007 of each named executive officer’s outstanding unexercisable options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under FAS 123R.

(2)	Restricted Stock Acceleration. The amounts in the table above represent the number of unvested restricted shares multiplied by a stock price of $30.09 per share, which was the closing price of the Common Shares on the last trading day of fiscal year 2007.

Under the Company’s Annual Performance Incentive Plan (APIP), in the event of death or disability of a participant, the participant’s heirs would receive, following the end of the year and calculation of amounts payable under the APIP, the amount that the participant would have received if employed during the entire fiscal year.

Additional Benefits Payable Under Cash Balance Plan

See the description of the Cash Balance Plan following the “Pension Benefits at May 26, 2007” table at page 23, for information regarding additional benefits that may be payable to Mr. Wills and Mr. Slade under the Cash Bonus Plan in the event of death, disability, or involuntary termination without cause.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than 10% of the Company’s Common Shares are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and 10% shareholders were complied with on a timely basis during the last fiscal year, with the following exception: Mr. Juul-Pedersen filed one late report of one transaction involving a stock purchase.

Proposal 2. Ratification of Selection of Independent Registered Public Accounting Firm

The Board of Directors Recommends a Vote “FOR” the Ratification of Selection of
Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as the
Company’s Independent Auditors for the 2008 Fiscal Year.

INFORMATION CONCERNING AUDITORS

Independent Accountants

The Board of Directors selected the accounting firm of Deloitte & Touche LLP as the Company’s independent accountants for the 2007 fiscal year and for the current 2008 fiscal year. Deloitte & Touche refers to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. A representative of Deloitte & Touche is expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to questions.

Fees Paid To Deloitte & Touche

All services to be provided by Deloitte & Touche are required to be approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services for other than audit and audit-related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval will be reported to the Audit Committee at its next regularly scheduled meeting.

The following table shows the fees that the Company paid or accrued for the audit and other services provided by Deloitte & Touche for fiscal years 2006 and 2007 and approved by the Audit Committee in accordance with its policies:

	2006	2007

Audit Fees	$2,357,000	$2,470,000
Audit-Related Fees	171,000	166,000
Tax Fees	303,000	318,000
All Other Fees	0	0

Total	$2,831,000	$2,954,000

Audit Fees.  This category includes fees for services rendered for the audit of the annual financial statements included in Form 10-K, review of the quarterly financial statements included in Form 10-Q, and the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, Section 404. In addition, amounts include fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit Related Fees.  This category includes fees for services which include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation concerning financial accounting and reporting standards and other attest services.

Tax Fees.  This category includes fees for tax compliance, tax planning and tax advice.

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933 (“Securities Act”), as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, internal control processes, legal compliance, and independent and internal auditors. Each member of the Committee is an independent director as determined by the Board of Directors, based on the New York Stock Exchange listing rules and the Company’s independence guidelines. Each member of the Committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees. In addition, the Board of Directors has determined that Robin L. Washington is an “audit committee financial expert,” as defined by SEC Rules.

The Audit Committee met eleven times during fiscal year 2007. The Committee operates pursuant to a written charter approved by the Board of Directors. The Charter is reviewed annually, and is available for review on the Company’s Web site at www.tektronix.com by following the links to Investors, Corporate Governance, and Committees of the Board. A revised Charter of the Audit Committee was adopted by the Board on March 22, 2007.

The Audit Committee, the Board of Directors, management, and the auditors each play a role in maintaining the integrity of the Company’s financial reports and internal control processes.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls and procedures to assure compliance with Generally Accepted Accounting Principles and applicable laws and regulations.

The independent auditors are accountable to the Audit Committee, and are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

The Audit Committee stands at the intersection of management, the auditors, and the Board of Directors. Committee members have the experience and training to understand financial statements, and they are informed of accounting and auditing developments relevant to the Company. The Committee communicates to management and the auditors its goals and expectations in accordance with its delegated responsibilities, and sets the tone for teamwork and effective communication through a supportive but inquisitive relationship with management and the auditors. Each group meets regularly to ensure that expectations are understood and communications are open.

The Audit Committee fulfills its responsibilities primarily by monitoring the participants and processes involved, and reporting to the Board of Directors. The Audit Committee selects, hires, evaluates and discharges the independent auditors and the internal auditor. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the adequacy of internal controls, and the quality of the Company’s financial reporting. When necessary, the Committee obtains assistance from other outside advisors.

As part of its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended May 26, 2007 with management and with representatives of Deloitte & Touche LLP, the Company’s independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. It has also discussed with representatives of Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (requiring discussions with the Audit Committee regarding the independence of the auditors). The Committee also concluded that Deloitte & Touche’s provision of non-audit services to the Company, as described in the previous section, is compatible with Deloitte & Touche’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year ended May 26, 2007, for filing with the Securities and Exchange Commission.

In addition, the Audit Committee, in consultation with management, the independent auditor and the internal auditors, has reviewed management’s annual report on internal controls over financial reporting, which it made using the criteria set forth by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has also reviewed and discussed with Deloitte & Touche LLP its attestation report on management’s assessment of internal control over financial reporting and its audit of and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended May 26, 2007.

We are submitting to a vote of our shareholders the matter of ratification of the appointment of our independent auditors for the next fiscal year ending May 31, 2008. This vote is advisory because historically our Board of Directors (and now the Audit Committee) has the sole responsibility and authority under applicable law (including the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules) to engage and terminate our independent auditors. If shareholders vote in substantial numbers against ratification, this fact will be given serious consideration by the Audit Committee in the selection of auditors for the fiscal year ending May 30, 2009.

Audit Committee report submitted by:

Robin L. Washington, Chair
A. Gary Ames
Gerry B. Cameron
David N. Campbell
Cyril J. Yansouni

TRANSACTIONS WITH RELATED PERSONS

The Nominating and Corporate Governance Committee has adopted written guidelines for the review of transactions with related persons. Our guidelines require review, approval or ratification of transactions in which the Company is a participant and in which a director or executive officer, or an immediate family member of any of the foregoing persons has a direct or indirect interest. These transactions must be reported for review under the Nominating and Corporate Governance Committee Charter, by the Corporate Secretary and the Board’s Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews any related party transaction to determine if (i) the transaction is fair to the Company or (ii) approval or ratification of the transaction is in the best interest in the Company. There were no transactions with related persons to report under the Company’s guidelines during the last fiscal year.

OTHER MATTERS

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement. This procedure will reduce the Company’s printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy forms. Householding will not affect your dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Proxy Statement and Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling toll free 800-411-7025 or by writing to Mellon Investor Services LLC, Shareholder Services, P.O. Box 358015 Pittsburgh, PA 15252. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

Shareholders whose shares of common stock are held partially in registered name and partially by a broker or other nominee may receive duplicate deliveries of the Proxy Statement and Annual Report. Certain brokers and nominees have procedures in place to discontinue duplicate mailings upon a shareholder’s request or upon the shareholder’s implied consent not to receive duplicate mailings following notice from the broker. Shareholders desiring to eliminate such duplicate mailings should contact their broker or nominee for more information.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Secretary at the Company’s principal executive offices. For any shareholder proposal or nomination to be considered at the 2008 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than July 2, 2008. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2008 annual meeting of shareholders must be received at the Company’s principal executive office no later than April 18, 2008.

INFORMATION AVAILABLE TO SHAREHOLDERS

The Company’s 2007 Annual Report on Form 10-K is being mailed to shareholders with this proxy statement. The Company’s Annual Report on Form 10-K is also available on its Web site at www.tektronix.com.

BY ORDER OF THE BOARD OF DIRECTORS

James F. Dalton
Senior Vice President, General Counsel
and Secretary

August 16, 2007

PROXYTEKTRONIX, INC.Tektronix Building 50, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077 Annual Meeting of Shareholders, to be held on September 27, 2007 at 10:00 a.m. PDT PROXY — SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Tektronix, Inc. hereby appoints Richard H. Wills, Colin L. Slade and James F. Dalton, and each of them, proxies with full power of substitution, and authorizes them to represent and to vote, on behalf of the undersigned shareholder, all common shares of Tektronix, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders of Tektronix, Inc. to be held on September 27, 2007 at 10:00 a.m. PDT, and any adjournment or adjournments thereof. A majority of the proxies or substitutes present at the meeting may exercise all granted powers in accordance with this proxy with respect to the matters indicated on the reverse. This Proxy will be voted as directed, but where no direction is given, it will be voted in favor of each matter indicated on the reverse. The proxies may vote in their discretion as to other matters that may come before this meeting(Continued, and to be marked, dated and signed, on reverse side)Address Change/Comments (Mark the corresponding box on the reverse side)[2] FOLD AND DETACH HERE [2] If you received your proxy materials by mail this year, you can still vote your shares conveniently by the Internet or by telephone. Please see the instructions on the reverse side of this card. Additionally, if you haven’t already done so, you can consent to receive future proxy materials (Annual Reports and Proxy Statements) via electronic delivery. To do so, please click or push the applicable button after you cast your vote this year via the Internet. By choosing to become one of Tektronix’ future electronic recipients, you help support Tektronix in its effort to conserve resources and control escalating printing and postage costs. If you choose the option of electronic delivery of proxy materials and voting via the Internet, each year before the Annual Meeting of Shareholders you may receive a proxy card only or an e-mail in place of a proxy card. This proxy card or e-mail will describe the necessary steps to view the appropriate materials and vote associated shares via the Internet.You can now access your Tektronix, Inc. account online.Access to Tektronix, Inc. shareholder account online via Investor ServiceDirectSM (ISD). Mellon Investor Services LLC, Transfer Agent for Tektronix, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends• View certificate history • Make address changes• View book-entry information · Obtain a duplicate 1099 tax form • Establish/change your PIN Visit Mellon on the web at http://www.melloninvestor.com/isdFor Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern TimeInvestor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Mark Here for Address Change or CommentsPLEASE SEE REVERSE SIDE Tektronix, Inc. FOR WITHHOLD FOR ALLALL ALL EXCEPT FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 2. PROPOSALRatification of Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Nominees: Accounting Firm for Fiscal Year 2008. 01 Pauline Lo Alker 06 Kaj Juul-Pedersen3. DISCRETIONARY MATTERS 02 A. Gary Ames 07 Robin L. WashingtonThe Proxies are authorized to vote in their discretion upon any other matters properly coming before the 03 Gerry B. Cameron 08 Richard H. Wills meeting or any adjournment or adjournments thereof.04 David N. Campbell 09 Cyril J. Yansouni05 Frank C. GillTo withhold authority to vote for a particular nominee, mark “For All Except” and write the number(s) for the nominee(s) on the line below: YES NO Please indicate if you plan to attend this meeting.Signature Signature Date: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please follow the instructions below to vote by Internet or telephone, or mark, sign (exactly as your name(s) appear above), and date this card and mail it promptly in the postage-paid, return envelope provided. When shares are held jointly, both holders should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. [2] FOLD AND DETACH HERE [2]Please Vote by Mailing this Proxy Card in Advance of the Meeting ORVoteby Internet or Telephone 24 Hours a Day, 7 Days a Week Until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) September 26, 2007 Your Internet or telephone vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card in the enclosed envelope. VOTE BY INTERNEThttp://www.tektronix.com/proxyvote Use the Internet to transmit your voting instructions and for electronic delivery of information 24 hours a day up until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) Wednesday, September 26, 2007. Have your proxy card in hand when you access the Web site and then follow the instructions listed to submit your electronic vote. Costs normally associated with electronic access, such as Internet usage and telephone charges, will be your responsibility. ORVOTE BY TELEPHONE 1-866-540-5760 You can use any touch-tone telephone to transmit your voting instructions 24 OR hours a day up until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) Wednesday, September 26, 2007. Have your proxy card in hand when you call and then follow the simple directions provided.VOTE BY MAILMark, sign and date your proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Tektronix, Inc. as follows: Domestic Shareholders: return your proxy card c/o Mellon Investor Services, Proxy Processing, PO Box 3510, S. Hackensack, NJ 07606-9210. Foreign Shareholders: return your proxy card c/o Mellon Investor Services, Proxy Processing, PO Box 3865, S. Hackensack, NJ 07606-3865. Your proxy card must arrive on or before Wednesday, September 26, 2007. NOTE: Please do not return the proxy card if you vote by Internet or telephone. You can view the Annual Report and Proxy Statement AND VOTE on the Internet at: http://www.tektronix.com/proxyvote

VOTING INSTRUCTION CARD TEKTRONIX, INC. Tektronix Building 50, 14200 S.W. Karl Braun Drive, Beaverton, Oregon 97077 Annual Meeting of Shareholders, to be held on September 27, 2007 at 10:00 a.m. PDT VOTING INSTRUCTIONS — SOLICITED ON BEHALF OF THE 401(k) PLAN TRUSTEE By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you, as a participant in the Tektronix, Inc. 401(k) Plan (the “Plan”) hereby direct The Northern Trust Company, as Trustee under the Plan (the “Trustee”), with full power of substitution, to vote all common shares of Tektronix, Inc. allocated to the participant’s account under the Plan at the annual meeting of shareholders of Tektronix, Inc. to be held on September 27, 2007 at 10:00 a.m. PDT, and any adjournment or adjournments thereof, in accordance with this instruction card. For purposes of the Employee Retirement Income Security Act of 1974, as amended, participants are “named fiduciaries” to the extent of their authority to direct the voting of common shares of Tektronix, Inc. held in their account under the Plan. The shares subject to this voting instruction will be voted as directed, but in the event the undersigned participant does not properly instruct the Trustee regarding voting the shares in his/her account, the Trustee will vote such shares in its discretion. (Continued and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side) [2] FOLD AND DETACH HERE [2]

Mark Here for Address Change or CommentsPLEASE SEE REVERSE SIDETektronix, Inc. FOR WITHHOLD FOR ALL ALL ALL EXCEPT FOR AGAINST ABSTAIN1. ELECTION OF DIRECTORS: 2. PROPOSAL Ratification of Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Nominees: Accounting Firm for Fiscal Year 2008. 01 Pauline Lo Alker 06 Kaj Juul-Pedersen3. DISCRETIONARY MATTERS02 A. Gary Ames 07 Robin L. Washington The Trustee is directed to vote on any adjournment or adjournments of this meeting.03 Gerry B. Cameron 08 Richard H. Wills 04 David N. Campbell 09 Cyril J. Yansouni05 Frank C. Gill To withhold authority to vote for a particular nominee, mark “For All Except” and write the number(s) for the nominee(s) on the line below YES NO Please indicate if you plan to attend this meeting.Signature Signature Date: THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. To direct the Trustee to vote, please follow the directions below to give your voting instructions by Internet or telephone, or mark, sign (exactly as your name(s) appear), and date this card and mail it promptly in the postage-paid, return envelope provided. [2] FOLD AND DETACH HERE [2]Please Give Your Voting Instructions by Mailing this Card in Advance of the Meeting OR Give your Instructions by Internet or Telephone 24 Hours a Day, 7 Days a Week Until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) September 24, 2007 Your Internet or telephone voting instructions authorize the 401(k) plan trustee to vote these shares in the same manner as if you marked, signed and returned your card in the enclosed envelope.
INTERNEThttp://www.tektronix.com/proxyvoteUse the Internet to transmit your voting instructions and for electronic delivery of information 24 hours a day up until 8:59 p.m.PDT(10:59p.m.CDT,11:59 p.m. EDT) Monday, September 24, 2007. Have your card in hand when you access the Web site and then follow the instructions listed to submit your electronic instructions. Costs normally associated with electronic access, such as Internet usage and telephone charges, will be your responsibility.ORTELEPHONE 1-866-540-5760You can use any touch-tone telephone to transmit your voting instructions OR 24 hours a day up until 8:59 p.m. PDT (10:59 p.m. CDT, 11:59 p.m. EDT) Monday, September 24, 2007. Have your card in hand when you call and then follow the simple directions provided.VOTE BY MAIL Mark, sign and date your card and return it in the enclosed postage-paid envelope we have provided or return it to Tektronix, Inc. as follows: Domestic Shareholders: return your card c/o Mellon Investor Services, Proxy Processing, PO Box 3510, S. Hackensack, NJ 07606-9210. Foreign Shareholders: return your card c/o Mellon Investor Services, Proxy Processing, PO Box 3865, S. Hackensack, NJ 07606-3865. Your voting instruction must arrive on or before Monday, September 24, 2007.
NOTE: Please do not return the voting instruction card if you vote by Internet or telephone.You can view the Annual Report and Proxy Statement AND provide voting instruction on the Internet at: http://www.tektronix.com/proxyvote